
------------                               U.S. SECURITIES AND EXCHANGE COMMISSION                     ---------------------------
|F O R M 5 |                                       Washington, D.C.  20549                            |        OMB APPROVAL       |
------------                                                                                           ---------------------------
                                      ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP             |OMB Number        3235-0362|
[ ] Check this box if                                                                                 |Expires: September 30, 1998|
    no longer subject     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,     | Estimated average burden  |
    to Section 16.          Section 17(a) of the Public Utility Holding Company Act of 1935 or        | hours per response....0.5 |
[ ] Form 3 Holdings Reported       Section 30(f) of the Investment Company Act of 1940                 -C-------------------------
[ ] Form 4 Holdings Reported
-----------------------------------------------------------------------------------------------------------------------------------
|1. Name & Address of Reporting Person  |2.Issuer Name & Ticker or Trading Symbol   |6. Relationship of Reporting Person to Issuer|
|                                       |                                           |   (Check all Applicable)                    |
|    Matthiessen     Robert       E.    |          inTEST Corporation (INTT)        |                                             |
|                                       |                                           |   X  Director                10% Owner      |
|---------------------------------------|-------------------------------------------|  ---                     ---                |
|    (Last)         (First)      (MI)   |3.IRS or Soc. Sec. No.|4. Statement for    |   X  Officer                 Other          |
|                                       |  of Reporting Person |   Month/Year       |  --- (Give title below)  --- (Specify below)|
|    c/o inTEST Corporation             |  (Voluntary)         |                    |                                             |
|    2 Pin Oak Lane                     |                      | December 31, 1999  |       President & CEO                       |
|---------------------------------------|                      |--------------------|---------------------------------------------|
|              (Street)                 |                      |5. If Amendment,    |7. Individual or Joint/Group Filing          |
|                                       |                      |   Date of          |   (Check Applicable Line)                   |
|                                       |                      |   Original         |                                             |
|                                       |                      |   (Month/Year)     |   X   Form filed by One Reporting Person    |
|                                       |                      |                    |  ---                                        |
|                                       |                      |                    |       Form filed by More than One Reporting |
|   Cherry Hill      NJ         08003   |                      |                    |  ---    Person                              |
|---------------------------------------|----------------------|--------------------|---------------------------------------------|
|   (City)        (State)        (Zip)                                                                                            |
|                                            Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned     |
|---------------------------------------------------------------------------------------------------------------------------------|
|1.Title of Security  |2.Transaction |3.Transaction|4.Securities Acquired (A) |5.Amount of   |6.Ownership |7. Nature of Indirect  |
|  (Instr. 3)         |  Date (M/D/Y)|  Code       |  or Disposed of (D)      | Securities   |  Form:     |   Beneficial          |
|                     |              |  (Instr. 8) |  (Inst. 3, 4 and 5)      | Beneficially |  Direct (D)|   Ownership           |
|                     |              |-------------|--------------------------| Owned at End |  or In-    |   (Instr. 4)          |
|                     |              |             |            |(A)|         | of Issuer=s  |  direct(I) |                       |
|                     |              |     Code    |   Amount   |(D)|  Price  | Fiscal Year  |  (Instr. 4)|                       |
|---------------------|--------------|-------------|------------|---|---------|--------------|------------|-----------------------|
|                     |              |             |            |   |         |              |            |                       |
|Common Stock         |  12/20/99    |    G        |     500    | D |         |              | D          |                       |
|---------------------|--------------|-------------|------------|---|---------|--------------|------------|-----------------------|
|Common Stock         |  12/20/99    |    G(1)     |     500    | D |         |    62,419    | D          |                       |
|---------------------|--------------|-------------|------------|---|---------|--------------|------------|-----------------------|
|Common Stock         |  12/20/99    |    G        |     500    | D |         |              | I(2)       | By Spouse             |
|---------------------|--------------|-------------|------------|---|---------|--------------|------------|-----------------------|
|Common Stock         |  12/20/99    |    G(1)     |     500    | D |         |    62,618    | I(2)       | By Spouse             |
|---------------------|--------------|-------------|------------|---|---------|--------------|------------|-----------------------|
|Common Stock         |  12/20/99    |    G        |     500    | A |         |              | I(2)       | By Son                |
|---------------------|--------------|-------------|------------|---|---------|--------------|------------|-----------------------|
|Common Stock         |  12/20/99    |    G        |     500    | A |         |     2,000    | I(2)       | By Son                |
|---------------------|--------------|-------------|------------|---|---------|--------------|------------|-----------------------|

* If the form is filed by more than one reporting person, see Instruction
  4(b)(v).
                                   PAGE 1 OF 2

                           Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                  (e.g., puts, calls, warrants, options, convertible securities)
-----------------------------------------------------------------------------------------------------------------------------------
|1.Title of  |2.Conver- |3.Trans-|4.Trans-|5.Number of|6.Date Exer-|7.Title & Amount |8.Price of |9.Number of |10.Owner-|11.Nature|
|  Derivative| sion or  | action |  action| Derivative| cisable and|  of Underlying  | Derivative| Derivative |  ship   |  of In- |
|  Security  | Exercise | Date   |  Code  | Securities| Expiration |  Securities     | Security  | Securities |  Form of|  direct |
|  (Instr. 3)| Price of | (M/D/Y)|(Inst.8)| Acquired  | Date(M/D/Y)| (Instr. 3 and 4)| (Instr. 5)|Beneficially| Deriva- |  Benefi-|
|            |Derivative|        |        |(A) or Dis-|------------|-----------------|           | Owned at   | tive    |  cial   |
|            |Security  |        |        |posed of(D)|Date |      |     |           |           | End of     | Security|  Owner- |
|            |          |        |--------|-----------|Exer-|Expir-|     | Amount or |           | Year       | Direct  |  ship   |
|            |          |        |        |     |     |cisa-|ation |     | Number of |           | (Instr. 4) | (D) or  |(Instr 4)|
|            |          |        |  Code  | (A) | (D) | ble | Date |Title|   Shares  |           |            |(Instr.4)|         |
|------------|----------|--------|--------|-----|-----|-----|------|-----|-----------|-----------|------------|---------|---------|
|            |          |        |        |     |     |     |      |     |           |           |            |         |         |
|            |          |        |        |     |     |     |      |     |           |           |            |         |         |
|------------|----------|--------|--------|-----|-----|-----|------|-----|-----------|-----------|------------|---------|---------|
|            |          |        |        |     |     |     |      |     |           |           |            |         |         |
|            |          |        |        |     |     |     |      |     |           |           |            |         |         |
|------------|----------|--------|--------|-----|-----|-----|------|-----|-----------|-----------|------------|---------|---------|
|            |          |        |        |     |     |     |      |     |           |           |            |         |         |
|            |          |        |        |     |     |     |      |     |           |           |            |         |         |
|------------|----------|--------|--------|-----|-----|-----|------|-----|-----------|-----------|------------|---------|---------|
|            |          |        |        |     |     |     |      |     |           |           |            |         |         |
|            |          |        |        |     |     |     |      |     |           |           |            |         |         |
|------------|----------|--------|--------|-----|-----|-----|------|-----|-----------|-----------|------------|---------|---------|
|            |          |        |        |     |     |     |      |     |           |           |            |         |         |
|            |          |        |        |     |     |     |      |     |           |           |            |         |         |
|------------|----------|--------|--------|-----|-----|-----|------|-----|-----------|-----------|------------|---------|---------|

Explanation of Responses:

(1) Gift to family member who shares reporting person's household.
(2) The reporting person disclaims beneficial ownership of these securities, and this report shall not be deemed to be an admission that the reporting person is the beneficial owner of such securities for purposes of Section 16 or for any other purpose.


   /s/Robert E. Matthiessen                               2/14/2000
--------------------------------------------        -------------------
**Signature of Reporting Person                             Date

**  Intentional misstatements or omissions of facts constitute
    Federal Criminal Violations.  See 18 U.S.C. 1001 and
    15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


                                   PAGE 2 OF 2